EXHIBIT 99.1

Report of Independent Accountants

To the Board of Directors of Triad Financial Corporation, JPMorgan Chase Bank, Indenture Trustee and Backup Servicer, Wilmington Trust Company, Owner Trustee, MBIA Insurance Corporation, Insurer:

Re: Sale and Servicing Agreement among Triad Automobile Receivables Trust 2003-B, as Issuer, Triad Financial Special Purpose LLC, as Depositor, Triad Financial Corporation as Servicer and Custodian, and JPMorgan Chase Bank, as Backup Servicer and Indenture Trustee, dated as of October 1, 2003

We have examined management’s assertion about Triad Financial Corporation’s (“Triad”) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”), to the extent such procedures are applicable as of and for the year ended December 31, 2003 included in the accompanying management assertion (Exhibit I). Management is responsible for Triad’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about Triad’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Triad’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of Triad’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that Triad has complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

/s/ Pricewaterhouse Coopers LLP

Detroit, Michigan
March 8, 2004

Exhibit I
TO EXHIBIT 99.1

Management’s Assertion Concerning Compliance
with USAP Minimum Servicing Standards

March 8, 2004

Re: Sale and Servicing Agreement among Triad Automobile Receivables Trust 2003-B, as Issuer, Triad Financial Special Purpose LLC, as Depositor, Triad Financial Corporation, as Servicer and Custodian, and JPMorgan Chase Bank, as Backup Servicer and Indenture Trustee, dated as of October 1, 2003.

As of and for the year ended December 31, 2003, Triad Financial Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”), to the extent such procedures are applicable.

/S/ James M. Landy

James M. Landy
President and Chief Executive Officer

/S/ Mike L. Wilhelms

Mike L. Wilhelms
Sr. Vice President and Chief Financial Officer

/S/ Robert E. Whitaker

Robert E. Whitaker
Director of Structured Finance